QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

        We currently conduct our operations through subsidiaries. Each of the subsidiaries does business under its own name. The following chart provides the information required by Item 6.01 of Regulation S-K:

Name	Jurisdiction of Incorporation	Ownership Percentage
Isonics Homeland Security and Defense Corporation	Delaware, USA	100%
SenseIt Corp.	Delaware, USA	90% by HSDC
Protection Plus Security Corporation	New York, USA	100% by HSDC
Isonics Vancouver, Inc.	Washington, USA	100%
Interpro Zinc, LLC	Colorado	25%

QuickLinks

  Exhibit 21.1